EXHIBIT 1(E)



                           LIMITED GUARANTY OF PAYMENT


FOR VALUE RECEIVED and in consideration of any loan or any other financial accommodation heretofore or hereafter made or granted to FORWARD INDUSTRIES, INC. (hereinafter referred to as the "Borrower") by 1ST SOURCE BANK (hereinafter referred to as "1st Source"), and as an inducement to 1st Source to make such loans and financial accommodations to Borrower, the undersigned, jointly and severally if more than one person or entity (hereinafter designated as "Guarantors") hereby promise and guarantee to 1st Source that Borrower shall promptly and fully pay any and all Indebtedness, and upon failure of Borrower so to pay, Guarantors jointly and severally promise to pay all Indebtedness to 1st Source on demand, up to a maximum of FIVE HUNDRED THOUSAND AND NO/100 Dollars ($500,000.00) in payments by Guarantors, together with all expenses of enforcing this Guaranty, including attorneys' and legal assistants' fees, legal expenses and all other costs of collection, which expenses and costs shall not be subject to the dollar amount limitation set forth above. This Guaranty constitutes and is an absolute and continuing guarantee of payment and shall apply to each and every default in payment by Borrower and shall remain in full force and effect until the full amounts set forth above have been paid to 1st Source by Guarantors, or until 1st Source has received repayment of all amounts due from Borrower and 1st Source is no longer obligated to extend credit to Borrower. It is understood that repeated and successive demands may be made and recoveries had hereunder.

In this Guaranty, "Indebtedness" means all indebtedness and obligations of Borrower now or hereafter owing to 1st Source, including, but not limited to, future advances, and all obligations of Borrower under all notes, mortgages, security agreements, assignments, leases, guaranties and any other agreements or documents heretofore or hereafter executed by Borrower including all interest, late charges, prepayment penalties and other amounts set forth in any such documents, whether such indebtedness or obligations be direct or indirect, absolute or contingent, or primary or secondary, and all partial or full extensions, renewals and modifications of the indebtedness and obligations.

This Guaranty shall continue until 1st Source has received from Guarantors, by registered or certified mail, postage-prepaid at 100 North Michigan, South Bend, Indiana 46601 (Attention: Commercial Loan Services), written notice of termination of this Guaranty respecting future loans, which termination shall not affect the obligation of Guarantors to pay all Indebtedness existing at the time of such notice and interest accruing thereon.

The liability of the Guarantors hereunder shall be discharged and this Guaranty shall terminate 120 days after payment in full of the Indebtedness if within such 120-day period no petition is filed by or against the Borrower pursuant to the United States Bankruptcy Code, as amended from time to time, or under any similar law of any jurisdiction. If such a petition is filed within said 120-day period, this Guaranty shall continue and shall remain in full force and effect until such time as the Indebtedness has been paid in full and is no longer subject to repayment by, or recovery from, 1st Source under any such law.

Demand, presentment for payment, notice of dishonor, notice of non-payment, protest, notice of protest, diligence by 1st Source in collection or bringing suit on this Guaranty, notice of the creation and existence of any Indebtedness, all benefits of valuation and appraisement laws, and all rights of sureties and accommodation parties are hereby waived by Guarantors. Guarantors hereby also assume the same obligations as a co-maker of the Indebtedness and waive all rights to have 1st Source first attempt to secure payment of the Indebtedness from Borrower or any collateral now or hereafter held by 1st Source. 1st Source may take new, additional or substitute security for the

Indebtedness without releasing or impairing the obligation of Guarantors to 1st Source hereunder, which security may be taken without notice to Guarantors. The liability of the Guarantors hereunder shall not be affected or impaired by any existing or future irregularity in or amendment of the Indebtedness or any loan agreement, security document or other instrument related thereto or (a) any collateral security therefor, (b) any transfer of the collateral security therefor, (c) any documents or instruments executed in connection therewith, (d) any compromise, release, renewal, extension, forebearance, indulgence, alteration, change in, modification of, grant of participation in, or other disposition of any such loan agreement, security document, or other instrument or any note executed in connection therewith, or of any collateral therefor, (e) any release of any Guarantor or any other person or the failure of 1st Source to pursue its remedies against any one or more of the Guarantors or any other person, (f) failure to collect any of the Indebtedness when due, (g) failure to notify any Guarantors of any payments owing hereunder, or (h) any delay or omission by 1st Source in the exercise of any right or remedy hereunder. Guarantors waive all defenses at law or in equity other than payment and agree this instrument shall be binding on the heirs, personal representatives, successors and assigns of Guarantors and shall inure to the benefit of the successors and assigns of 1st Source.

Notwithstanding any payments made by Guarantors hereunder, the Guarantors shall not by reason of this Guaranty have, and Guarantors hereby waive, (i) any claim or right of subrogation in and to the Indebtedness or any loan agreement, security document, note or other instrument related thereto or any collateral security therefor, (ii) any claim or right of reimbursement, exoneration, contribution or indemnification from or against any party, and (iii) any right to participate in any claim or remedy of 1st Source against the Borrower or any collateral security for the Indebtedness, whether or not such claim, right or remedy arises in equity or under contract, statute, or common law.

1st Source shall have the right to apply all amounts received hereunder, in such amounts and in such proportions as 1st Source in its sole discretion shall determine, to the costs and expenses of enforcement and collection and to the full or partial satisfaction of the Indebtedness. Demand for payment under this Guaranty shall be effective upon 1st Source placing notice in the United States mail addressed to Guarantors at the addresses stated below by first class, registered or certified mail.

1st Source is hereby granted and shall have a lien upon and a right of setoff against all balances, credits, deposits, accounts, moneys, securities, and other property of Guarantors now or hereafter in the possession of or on deposit with 1st Source, and every such lien and right of setoff may be exercised without demand upon or notice to Guarantors.

To induce 1st Source to make the loans to Borrower, each of the undersigned covenants and agrees to provide to 1st Source, on an annual basis within ninety
(90) days after the end of each year, a complete financial statement in form satisfactory to 1st Source.

This Guaranty has been delivered at South Bend, Indiana, and shall be interpreted, construed and governed by the laws of the State of Indiana. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, and any provision of this Guaranty prohibited or unenforceable under applicable law shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty.

Each Guarantor agrees to give 1st Source written notice, by registered or certified mail, postage-prepaid, of any action or inaction by 1st Source or any agent or attorney of 1st Source in connection with the Indebtedness or this Guaranty or the transactions contemplated thereby that may be actionable against 1st Source or any agent or attorney of 1st Source or a defense to payment of the Indebtedness or this Guaranty, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Each Guarantor hereby agrees that unless such notice is duly given as promptly as possible (and in any event within thirty (30) days) after such Guarantor has knowledge or with the exercise of reasonable diligence should have had knowledge of any such action or inaction, such Guarantor shall not assert, and such Guarantor shall be deemed to have waived, any such claim or defense.

DUE TO THE HIGH COST AND TIME INVOLVED IN COMMERCIAL LITIGATION BEFORE A JURY, GUARANTORS WAIVE ALL RIGHT TO A JURY TRIAL ON ALL ISSUES IN ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY, THE INDEBTEDNESS, THE TRANSACTIONS EVIDENCED THEREBY, OR ANY DOCUMENTS EXECUTED IN CONNECTION THEREWITH, AND NO ATTEMPT SHALL BE MADE TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION OR PROCEEDING WITH ANY OTHER ACTION OR PROCEEDING IN WHICH THERE IS A TRIAL BY JURY OR IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.


SIGNED AND DELIVERED this MARCH 30, 1996


                                        GUARANTORS:


                                        X: /s/ Theodore H. Schiffman
                                          --------------------------------------
                                                  THEODORE H. SCHIFFMAN

ADDRESS:  124 BROADWAY
          LAWRENCE, NEW YORK 11559

















































                                        3